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                                                                     EXHIBIT 6.8

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement" herein), made and entered into effective the 1st day of January, 1996, by and between TOTAL BUILDING SYSTEMS, INC. ("Employer" herein), a Texas corporation with its principal place of business at 6250 North Houston Rosslyn Road Houston, Texas 77091-3410, and CHARLES D. McPHAIL ("Employee" herein), whose address for purposes of this instrument is 15411 Fawn Villa, Houston, Texas 77068; witnesseth that:

                                    RECITALS

         Whereas, Employer is engaged in the business of manufacturing and marketing certain goods and services, and other related and unrelated enterprises;

         Whereas, Employee has been engaged and has had a great deal of experience in the above-designated business;

         Whereas, Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants and promises of the parties hereto, and of the mutual benefits to the parties herefrom, the receipt and adequacy of which are hereby acknowledged, Employer and Employee do hereby covenant and agree as follows:

                                  I. EMPLOYMENT

         1.1 Employer hereby employs, engages, and hires Employee as President of Total Business Systems, Inc. to oversee the day to day operations of the business, and Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of the Board of Directors of Employer. There are no formal, fixed hours of employment; rather, Employee is expected to work at such times as the effective, efficient, and conscientious discharge of his duties hereunder require.

         1.2 Employee shall perform such other duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be assigned to Employee from time to time by the Board of Directors of Employer; provided, however, that any such duties shall be reasonable and appropriate for someone in the position of Employee hereunder, in both nature and burden.

                          II. BEST EFFORTS OF EMPLOYEE

         2.1 Employee agrees that he will at all times faithfully, industrially, and to the best of his ability, experience, and talents, perform all of the duties that my be required of and from him pursuant to the express and implicit terms hereof. Such duties shall be rendered in Houston, Harris County, Texas, and at such other place or places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall require or make advisable.

                            III. TERMS OF EMPLOYMENT

         3.1 The term of this agreement shall be for a period of five (5) years, commencing on the effective date hereof, and shall be automatically and continually renewed thereafter until notice of cancellation, and Employer may not cancel this agreement on less than five (5) years written notice to Employee.

         3.2 Notwithstanding anything herein to the contrary, Employee may terminate this agreement at any time upon thirty (30) days notice.



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                          IV. COMPENSATION OF EMPLOYEE

         4.1 Employer shall pay Employee, and Employee shall accept from Employer, in payment for Employee's services hereunder, an annual base salary, a commission on quarterly net profits, and annual stock options.

                  4.1.1 The annual base salary due Employee hereunder shall be $200,000 (or such higher rate as the Board of Directors or the Employer's Remuneration Committee, if any, shall from time to time, in its discretion, decide), payable in semi-monthly payments, due on or before the beginning of the semi-monthly period for which it covers.

         4.2 Employer shall reimburse Employee for any and all necessary and customary expenses incurred by Employee while performing his duties.

         4.3 Employer shall also provide to Employee, at no cost to Employee, the standard insurance coverage: provided to other salaried employees of Employer, including without limitation, if offered to such other employees, (i) health insurance coverage, (ii) long term disability coverage, and (iii) life insurance.

         4.4 From time to time, but at least annually, the total compensation provided for in this Article IV shall be reviewed, and shall be increased as Employee and Employer deem appropriate.

                               V. OTHER EMPLOYMENT

         5.1 Employee shall devote a substantial part of his time, attention, knowledge, and skill solely to the business and interest of Employer, and Employer shall be entitled to all of the benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of Employee performed or given for the benefit of Employer, but not otherwise, and Employee expressly agrees that during the term, and any extensions thereof, of this Agreement, he will not be interested, directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, or in any other capacity, in any other business directly competing with Employer's business; provided, however, that nothing contained herein shall be deemed to prevent or to limit the right of Employee to invest any of his funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, whether or not such corporation competes with Employer, nor shall anything contained herein be deemed to prevent Employee from investing or limit Employee's right to invest his surplus funds in real estate.

         5.2 Employer hereby expressly acknowledges that Employee may on occasion, and from time to time, at Employee's discretion, engage in employment for the benefit and profit of business ventures other than Employer, provided
(i) such other business ventures do not directly compete with Employer, and (ii) such other employment does not prevent Employee from providing the time and attention reasonably necessary to carry out the obligations to Employer contemplated herein.

         5.3 It is contemplated that if closing occurs under that certain Acquisition / Merger Agreement, Employee will be spending a substantial amount of time engaged in employment by MegaWorld, Inc.




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                                  VI. VACATION

         6.1 The salary provided for in Section 4.1.1 above is annual, without regard to days of vacation or leave, which shall be discretional with employee.

                         VII. DISCONTINUANCE OF BUSINESS

         7.1 Notwithstanding anything herein to the contrary, but subject to
Section 3.1 hereof, in the event that Employer shall discontinue operating its business in the State of Texas, then this Agreement shall terminate as the last day of the month in which Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the termination date of this Agreement.

                                VIII. TERMINATION

         8.1 Termination Without Cause. In accordance with Section 3.1, this Agreement may be terminated, without cause, by Employer upon not less than five
(5) years notice of termination, and in accordance with Section 3.2, Employee may terminate this Agreement upon thirty (30) days notice.

         8.2 Termination For Cause. Notwithstanding anything herein to the contrary, Employer may terminate this Agreement for cause by written notice taking effect on the date of service thereof, in which case Employee shall not be entitled to any further compensation from Employer except such sums as shall accrued through such date, in the event:

                  8.2.1 Employee shall be found guilty, by a court of competent jurisdiction, of a felony involving moral turpitude; or

                  8.2.2 Employee shall be adjudicated, by a court of competent jurisdiction, an "incapacitated person," as defined in the Texas Probate Code.

                                IX. MISCELLANEOUS

         9.1 Complete Agreement. This Agreement contains the complete agreement concerning the employment arrangement between the parties hereto and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties hereto stipulate that neither of them has made any representations with respect to the subject matter hereof or any representations including the execution and delivery of this Agreement except such representations as are specifically set forth herein and each of the parties acknowledges that he or it has relied on its own judgement in entering into this Agreement. The parties further acknowledge that any payments or representations that may have been made by either of them to the other prior to the date of executing this Agreement are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.

         9.2 Modification. Any modification of this Agreement or additional obligation assumed by either party hereto in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

         9.3 Additional Remedies. It is further agreed that any breech or evasion of any terms or conditions of this Agreement by either party will result in immediate and irreparable injury to the other party and will authorize recourse to injunction and or specific performance, as well as to all legal or equitable remedies to which such injured party may be entitled under this Agreement.

         9.4 Assignment. This Agreement shall not be assignable by either party hereto; provided that upon any sale of this business, or a substantial amount of the assets thereof, by Employer, Employer may assign this Agreement to its successor, or Employee may terminate same.



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         9.5 Severability. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

         9.6 Governing Law; Venue. This Agreement has been executed in and shall be governed by the laws of the State of Texas. This Agreement is executed in Harris County, Texas, and all obligations of the parties created under this Agreement are performable in Harris County, Texas. Venue for any action initiated to enforce or construe the terms of this Agreement shall be proper in Harris County, Texas.

         9.7 Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions hereof, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions hereof, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

         9.8 Representation By Counsel. The parties hereto acknowledge that each has been advised to retain separate counsel to provide advice with respect to this Agreement and each party hereto warrants and represents to the other that the respective warranting party has acted upon such advice to said party's own satisfaction.

         9.9 Attorneys' Fees. In the event that any action is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all sums that party may be called on to answer in damages, a reasonable sum for the successful party's attorney's fee.

         9.10 Construction. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this agreement.

         IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date first above written.

EMPLOYER:                                         EMPLOYEE:

TOTAL BUILDING SYSTEMS, INC.


/s/ Charles D. McPhail                            /s/ Charles D. McPhail
----------------------                            ----------------------
Name: Charles D. McPhail                                    CHARLES D. McPHAIL
Title: President

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